July 25, 2003

Security Equity Fund
One Security Benefit Place
Topeka, KS 66636

Subj: Security Equity Fund, Global Series

Dear Sir or Madam:

As counsel to Security Management Company, LLC, SBL Fund's investment manager, I am familiar with the business operations, practices and procedures of Security Equity Fund (the "Company"). In connection with the acquisition of International Series (the "International Fund") of the Company by Global Series, another Series of the Company, the Company will issue shares of its common stock. Such shares will be registered on a Form N-14 registration statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission.

I have examined various corporate records of the Company as I have deemed necessary to give this opinion. On the basis of the foregoing, it is my opinion that the shares of common stock of the Company being registered under the Securities Act of 1933 in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid, and non-assessable by the Company upon transfer of the assets of International Fund pursuant to the terms of the Plan of Reorganization included in the Registration Statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Chris Swickard